UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of TheSecurities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 7, 2014

XOMA CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-14710	52-2154066
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2910 Seventh Street, Berkeley, California	94710
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (510) 204-7200

Not Applicable
(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 7, 2014, XOMA Corporation (the “Company”) and Patrick J. Scannon, M.D., Ph.D., the Company’s Executive Vice President and Chief Scientific Officer, amended Dr. Scannon’s employment arrangement with the Company to reflect a change in Dr. Scannon’s status from full- to part-time service to allow him to pursue personal interests, reducing Dr. Scannon’s annual base salary to $250,000, effective retroactively to January 1, 2014.  Dr. Scannon will continue his service as a member of the Company’s Board of Directors and will remain the Company’s Chief Scientific Officer and an Executive Vice President.

Item 8.01	Other Events

In December 2013, the Company received a milestone payment of $7 million from Novartis Vaccines and Diagnostics, Inc. (“Novartis”) under the 2008 Amended and Restated Research, Development and Commercialization Agreement (the “Agreement”) between Novartis and XOMA (US) LLC, a Delaware limited liability company and wholly owned subsidiary of the Company, in connection with the clinical advancement of an undisclosed product in an undisclosed indication.  Pursuant to the its obligations under the Agreement, in January 2014, the Company will make a payment, equal to 25 percent of the amount received, or $1.75 million, toward its outstanding debt obligation to Novartis.

SIGNATURE

Under the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the authorized undersigned.

XOMA CORPORATION

		By:	/s/ Fred Kurland
Fred Kurland
Vice President, Finance, Chief Financial Officer and Secretary

Dated:	January 7, 2014